Exhibit (r)

PEERLESS VALUE OPPORTUNITY FUND
LOCKSMITH CAPITAL ADVISORS INC.

CODE OF ETHICS AND PERSONAL ACCOUNTS TRADING POLICY

This Code of Ethics and Personal Accounts Trading Policy (the “Code of Ethics”) applies to Locksmith Capital Advisors Inc. (“Locksmith”), and all employees and other supervised persons of Locksmith, including certain consultants and other third parties that Locksmith requires be subject to its policies and procedures (“Advisor Employees”).  In addition, this Code of Ethics applies to all employees, officers and trustees of a Registered Fund (as defined herein) who are Access Persons (as defined herein) of such Registered Fund.  The Registered Fund to whom this Codeof Ethics applies is identified in the header above.  For purposes of this Code of Ethics, Advisor Employees and Access Persons of a Registered Fund are referred to as “Designated Employees”.

The Chief Compliance Officer in his or her sole discretion, may waive the requirements of this Code of Ethics, provided the waiver is not inconsistent with the intent of this Code of Ethics.  References in this Code of Ethics to the Chief Compliance Officer mean in the case of Advisor Employees, the Chief Compliance Officer of Locksmith, and in the case of Access Persons of a Registered Fund, the Chief Compliance Officer of the Registered Fund.

1.           Definitions

Whenever used herein, unless otherwise required by the context or specifically provided:

(a)	“Access Person” of a Registered Fund includes:

(i)
(A) any trustee, director, officer, partner or employee of the Registered Fund or Locksmith (or of any company in a control relationship to the Registered Fund or Locksmith), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (B) any natural person in a control relationship to the Registered Fund or Locksmith who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of securities by the Registered Fund and (C) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Registered Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Registered Fund regarding the purchase or sale of securities; and

(ii)
any of Locksmith’s supervised persons: (A) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, and (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(b)	“ETF” means exchange traded fund.

(c)	“Investment Company Act” means the Investment Company Act of 1940, as amended.

(d)	“IPO” means initial public offering.

(e)
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(f)	“Registered Fund” means, as applicable, the Peerless Value Opportunity Fund and any other registered investment company advised by Locksmith that has adopted this Code of Ethics.

(g)
A security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) is or has been held by the respective fund; or (B) is being or has been considered by the respective fund or its investment advisor for purchase by the respective fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

(h)	“SEC” means Security and Exchange Commission.

(i)
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Locksmith, or other person who provides investment advice on behalf of Locksmith and is subject to the supervision and control of Locksmith.

2.           Purpose of the Code of Ethics

Rule 17j-1 under the Investment Company Act requires, among other things, a registered fund and its investment advisor and its sub-advisor to adopt a Code of Ethics containing provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by Rule 17j-1(b).  This Code of Ethics constitutes the Rule 17j-1 Code of Ethics of each Registered Fund and Locksmith, the advisor to each Registered Fund.

3.           Prohibited Conduct

Pursuant to Rule 17j-1(b) of the Investment Company Act, it is unlawful for Advisor Employees and Access Persons of a Registered Fund to:

•	employ any device, scheme or artifice to defraud the Registered Fund;

•
make any untrue statement of a material fact to the Registered Fund or fail to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they were made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Registered Fund; or

•
engage in any manipulative practice with respect to the Registered Fund, in connection with the purchase or sale (directly or indirectly) by such persons of a security held or to be acquired by the Registered Fund.  All Designated Employees are prohibited hereby from violating Rule 17j-1(b).

4.           Definition of a “Personal Account”

For purposes of this Code of Ethics, a “Personal Account” includes any account in which any Designated Employee has a direct or indirect beneficial (namely, pecuniary) interest or trading discretion, including the accounts of:

•	a Designated Employee’s spouse (other than a legally separated or divorced spouse);

•	any other family member who resides with a Designated Employee or whose account is managed by a Designated Employee; and

•
any other account, except funds and accounts managed by Locksmith and its affiliates, when a Designated Employee or an individual specified above has a pecuniary interest in the account or exercises control over the account, including a trust or partnership account.

Designated Employees are cautioned that under the federal securities laws, a wide variety of indirect interests, or accounts over which Designated Employees may exercise direct or indirect control or influence, may constitute a Personal Account.  In case of any doubt or uncertainty, Designated Employees are strongly urged to discuss the applicability of these rules with the Chief Compliance Officer.

For purposes of this Code of Ethics, Personal Accounts do not include any account over which the Designated Employee has granted a paid third-party investment discretion, but only if the third party has full discretion and the Designated Employee does not issue instructions to the third party or have influence over the specific transactions executed for the account.  However, Designated Employees may not give discretion to manage an account to a family member for purposes of evading this Code of Ethics.

5.           Types of Accounts Included in the Personal Account Trading Policy

This policy applies to any Personal Account in which securities transactions may be executed or in which securities may be held, including, without limitation:

•	brokerage accounts, including IRA accounts;

•	accounts, including IRA accounts;

•	safety deposit box, lock-box or bank vault, holding certificated securities or private placement agreements;

•	401(k) accounts (unless the plan is limited to holding SEC registered open-end mutual funds, then such accounts do not need to be reported);

•	fund accounts, if such account can hold privately placed funds, funds formed under the laws of a jurisdiction other than the U.S., ETFs or closed end funds; and

•	non-U.S. bank accounts or accounts at financial institutions (such as asset management companies or insurance institutions), if such accounts have the ability to trade in or hold securities.

6.           Securities Subject to Personal Trading Requirements

For purposes of the Code of Ethics, the term “security” is interpreted very broadly and includes, without limitation, stocks, bonds, notes, bills, debentures and includes puts, calls, other options, rights or futures based on securities and, for this Code of Ethics only, trade claims and bank debt.

7.           Trading on Personal Accounts

This Personal Account trading policy is restrictive.  Specifically, Designated Employees may not trade in securities except as set forth in this policy.  Designated Employees may not acquire direct or indirect Beneficial Ownership of any Covered Security in an IPO.

(a) Personal Account Transactions Where No Pre-Approval or Reporting Is Required

The following types of securities are excluded from the personal trading policies and procedures, including Designated Employee pre-approval and reporting requirements:

•	direct obligations of the government of the United States;

•
bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (namely, any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

•	U.S. registered money market fund shares;

•	shares of open-end mutual funds that are not advised or sub-advised by Locksmith or its affiliates;

•	currencies; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-ended fund.

(b) Personal Account Transactions Where Pre-Approval Is Required

The following securities transactions may be made only upon obtaining pre-approval from the Chief Compliance Officer (or his designee):

•
direct or indirect Beneficial Ownership of any Limited Offering, which include private placements and other unregistered offerings (including, without limitation, private funds and private equity funds);

•	direct obligations of any city or state government in the U.S.;

•	direct obligations of foreign governments;

•	mutual or money market funds formed under the laws of a foreign jurisdiction;

•	auction rate securities;

•	ETFs, which are index funds that represent a passively held basket of stock that reflects the composition of an index (for example, Diamonds or Spiders);

•
employer-granted options, including the exercise and sale of the underlying common stock (with pre-approval from the Chief Compliance Officer, a Designated Employee may enter hedging transactions for the purpose of hedging Designated Employee stock and option grants held by the Employee);

•	closed-end funds; and

•
the purchase, by a Designated Employee, of securities of a company pursuant to a rights offering made to existing shareholders up to an amount equal to such employee’s pro-rata holdings in the company.

Any Personal Account transactions made by the Chief Compliance Officer requiring pre-approval must be pre-approved by the Chief Executive Officer of Peerless Asset Management Inc.

8.           Personal Account Pre-Approval Process

Designated Employees may transact in any of the above listed securities by receiving written approval from the Chief Compliance Officer or his designee.

Locksmith’s Compliance Department will confirm that Locksmith has not traded the security in the past five trading days (and has no present intent to transact in such security) with the applicable portfolio manager(s) and confirm that such security is not on the Focus List or Restricted List maintained by Locksmith.  The Chief Compliance Officer or his designee will notify the Designated Employee of pre-clearance approval or denial to purchase or sell securities .  Notification of approval or denial to trade may also be made verbally or by email for a Designated Employee who is not on premises at the time the request is made. Verbal or email approval must also be documented.

Any pre-approval given will remain in effect only for the day on which approval is granted and the business day immediately following the pre-approval date (namely, approval is only good for two days, also known as T+1; provided, however, that privately placed securities transactions are not required to close in T+1).  If the transaction is not completed within the T+1 preclearance window, pre-approval must be obtained again.  This procedure also must be followed for any uncompleted portion of a previously approved transaction.

If the Chief Compliance Officer later determines that execution of a previously approved trade for a Personal Account could create the appearance of impropriety, the Designated Employee may be required to forfeit the profits obtained or losses avoided, if any, in the trade.

9.           Reporting Procedures

All Designated Employees within 10 days of commencing employment and annually thereafter must report the following:

•	Personal Accounts. In addition, all accounts opened during a Designated Employee’s employment must be promptly reported;

•	All securities holdings for which such persons are direct or indirect beneficial owners or have investment discretion (namely, holdings in any Personal Account); and

•	All securities transactions no less frequently than quarterly.

In addition, all Designated Employees must certify annually that their personal investment holdings, as submitted to the Chief Compliance Officer, are accurate.

Pursuant to Section 17j-1(d)(4) of the Investment Company Act, the Chief Compliance Officer must identify the Designated Employees required to provide the reports required under this Section 8 and must inform such Designated Employees of their reporting obligation.

The above certifications will be made in the PTA System (or by such other means as the Chief Compliance Officer determines).  In addition, Designated Employees are required to ensure that the Chief Compliance Officer receives Personal Account transaction confirmations and holdings statements in an electronic format from brokers.

If a Designated Employee maintains a Personal Account at a brokerage firm that does not provide transaction and holdings information electronically, the Designated Employee shall use its best efforts to instruct the broker to provide such information directly to the Chief Compliance Officer. Otherwise, it will be the Designated Employee’s responsibility to provide the Chief Compliance Officer with such information.

Designated Employees may not open new trading accounts without the prior approval of the Chief Compliance Officer. Absent special circumstances, the Chief Compliance Officer does not expect to approve new accounts with a brokerage firm unless Locksmith will receive Personal Account transaction confirmations and holdings statements electronically from such broker.

10.           Exceptions

The reporting procedures in Section 8 above do not apply to accounts over which a Designated Employee has granted a third party investment discretion, as described in Section 3 of the Code of Ethics.  In addition, any trustee or director of a Registered Fund, as the case may be, that is not an interested person of such Registered Fund (a “Disinterested Trustee”) need not follow the reporting procedures described above.  A Disinterested Trustee that is an Access Person need only report a transaction in a security in a quarterly transaction report if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Registered Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Fund or the purchase or sale of such security was being considered by the Fund or the Advisor.

11.           Sanctions

Violations of the Code of Ethics may result in disgorgement of profits, monetary and other penalties, censure, suspension or termination of employment. Failing to comply with the Code of Ethics may also violate federal and state laws. Concerns about potential violations of the Code of Ethics should be reported immediately to the Chief Compliance Officer.

12.           Reports to Boards of Trustees of each Registered Fund (the “Boards”)

No less frequently than annually, each Registered Fund’s Chief Compliance Officer, on behalf of the Registered Fund, and the respective Registered Fund Advisor must each furnish to such Registered Fund’s Board and the Boards must consider, a written report that:

•
describes any issues arising under the Code of Ethics or procedures since the last report to such Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

•	certifies that a Registered Fund, or the Registered Fund Advisor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

13.           Recordkeeping

The Chief Compliance Officer will arrange for records to be maintained relating to compliance with the Code of Ethics as follows:

•	a copy of the Code of Ethics and amendments thereto;

•	a record of any violation of the Code of Ethics and any action taken as a result of the violation;

•	a record of all written acknowledgments by each Designated Employee that she/he has received the Code of Ethics and any amendments thereto;

•	a record of all persons (within the last 5 years) required to make reports under the Code of Ethics;

•	Code of Ethics reports;

•	Records of decision (and supporting reasons) to allow persons covered by the Code of Ethics to purchase securities;

•	A record of each brokerage statement provided by Designated Employees (or each transaction and holdings report made by Employees in lieu of such brokerage statements); and

•	A record of the person(s) responsible for reviewing the reports and, if applicable, any reports provided to a Registered Fund’s Board.